Exhibit 99.1

January 10, 2013

COMPANY CONTACT:
FutureFuel Corp.
Lee E. Mikles, President
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel Corp. Announces Reassignment of Executive Officer Positions

CLAYTON, Mo. (January 10, 2013) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced that its Board of Directors has approved a reassignment of executive officer positions among its senior managers. Paul A. (Tony) Novelly has served as Executive Chairman of the Board since 2005. Effective immediately, Mr. Novelly will remain as Chairman of the Board, but adds the title of Chief Executive Officer. Lee E. Mikles had served as both President and Chief Executive Officer since 2005. Mr. Mikles retains his position as President and will remain active in management of the Company.

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products.  In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals).  Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company.  The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.  In its biofuels segment, the company predominantly produces biodiesel.  Visit www.futurefuelcorporation.com for more information on FutureFuel.

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